Exhibit 1
August 7, 2006
Dear Sir / Madam,
     Nissin Co., Ltd. has been promoting its “total finance” strategy through establishment of subsidiaries, such as a loan servicing company, a leasing company, a real-estate company, and a local company in China, in addition to its tie-up strategy, a “financial version of OEM”.
     With the purpose of accelerating these strategies and taking a step forward to the next phase of the growth, Nissin has undertaken personnel changes for representative directors, directors, and executive officers. Additionally, Nissin will be changing its business name to “NIS Group Co., Ltd.” in an effort to strengthen its brand image as a “total financial solutions provider”, utilizing its power as a group.
     NIS Group will pursue further development as well as focus on corporate governance, in order to earn the trust of its stakeholders.
1. Operating Results for Q1 Ended June 30, 2006
     Operating results for Q1 ended June 30, 2006 were as follows.
Consolidated Operating Results

	(In millions of yen)
	FY2005	FY2006	% change

Operating revenue	11,730	15,088	28.6%
Operating income	1,668	2,266	35.9%
Ordinary income	1,775	2,376	33.8%
Net income	1,322	1,645	24.5%
2. Announcement of Change in Title of a Director and Change in an Executive Officer
     Nissin Co., Ltd. announced that it has effected a change in title of a director and change in an executive officer as of August 1, 2006, pursuant to a resolution adopted at the meeting of Board of Directors held on July 31, 2006.
(For details, please refer to the press release dated July 31, 2006.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

3. Participation in “Nikkei IR Fair 2006 Summer”
     Nissin Co., Ltd., Nissin Servicer Co., Ltd., and Xinhua Finance Ltd., an investee of Nissin, attended an IR Fair for individual investors, sponsored by Nihon Keizai Shimbun, Inc. held on July 21 and 22, 2006. More than 15,000 investors have participated in the event, and Nissin presented its business strategies to participants.
4. IR Road Show in London and New York
     Nissin Co., Ltd. presented its corporate strategy and direction to institutional investors from more than 40 companies during an IR Road Show held from July 5-14, 2006 in London and New York.
5. Announcement of Forming a Business Alliance with USS Support Services Co., Ltd.
     Nissin Co., Ltd. and USS Support Services Co., Ltd., a subsidiary of the used-car auction business giant, USS Co., Ltd., announced they had agreed to form a business alliance for “Just & Timely Credit”, a funding assistant service for USS members. By combining the client base and sales force of USS Support Services and the credit provision expertise of Nissin, it enables USS Support Services to provide services with higher settlement amounts and alternatives on terms of payment for USS members. Furthermore, Nissin feels the alliance will contribute to the growth of the number of USS members.
     Nissin will continue to construct win-win relationships and contribute to business expansion by business owners and partners, as well as to the development of the economy.
(For details, please refer to “NIS Group Topics” dated June 27, 2006.) *Written in Japanese
6. The 47th Ordinary General Meeting of the Shareholders
     Nissin Co., Ltd. held its 47th Ordinary General Meeting of Shareholders on June 24, 2006 at Kiku-no-Ma, 4th Floor, Hilton Tokyo Hotel. More than 660 investors attended, largely surpassing the previous year.
     On that day, following proposals were resolved at the meeting.
Proposal No. 1:	Approval of the Proposal for Appropriation of Earnings for the 47th Fiscal Year

Proposal No. 2:	Partial Amendments to the Articles of Incorporation.

Proposal No. 3:	Election of Eleven (11) Directors.

Proposal No. 4:	Revision of Compensation Amounts for Directors and Statutory Auditors.

Proposal No. 5:	Determination of Compensation in the Form of Stock Options for Directors.

Proposal No. 6:	Presentation of Retirement Benefits to Retiring Director.
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

7. Notice Regarding the Establishment of an Executive Officers Committee
     Nissin Co., Ltd. announced that its Board of Directors resolved at its meeting held on June 24, 2006, to establish an Executive Officers Committee, for the purpose of separating management decision making supervisory functions from operational execution functions, as well as to accelerate operations and clarify duties and authority.
(For details, please refer to the press release dated June 24, 2006.)
8. Announcement of Organizational Change and Changes in Directors and Executive Officers
     Nissin Co., Ltd. announced that it has made organizational changes by introducing a Group System, establishing the “Group Strategy” division and “The Office of the CEO”; and effecting a change in director and executive officers effective June 24, 2006, pursuant to a resolution adopted at the meeting of Board of Directors held on that day.
(For details, please refer to the press release dated June 24, 2006.)
9. Notice Regarding the Establishment of a Compliance Committee
     Nissin Co., Ltd. announced that its Board of Directors resolved at its meeting held on June 24, 2006, to establish a Compliance Committee.
(For details, please refer to the press release dated June 24, 2006.)
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp